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                                                                   EXHIBIT 4(b)

                       FIRST AMENDMENT TO SENIOR NOTES



        FIRST AMENDMENT TO SENIOR NOTES, dated as of September 22, 1995, by and between THE STANDARD PRODUCTS COMPANY, an Ohio corporation (the "Company"), and METROPOLITAN LIFE INSURANCE COMPANY, METROPOLITAN PROPERTY AND CASUALTY COMPANY, and METROPOLITAN INSURANCE AND ANNUITY COMPANY (collectively, the "Lenders" and individually, a "Lender").

                              WITNESSETH THAT:

        WHEREAS, the Company and each of the Lenders entered into an Agreement, dated as of December 16, 1993 (the "Agreement"), pursuant to which the Lenders agreed to loan to the Company (the "Loan") the aggregate principal amount of Seventy-Five Million Dollars ($75,000,000); and

        WHEREAS, the Loan is evidenced by the Company's 6.55% Senior Notes due December 16, 2003 issued to the Lenders, dated December 16, 1993 and being Registered No. R-1, R-2 and R-3 in the aggregate principal amount of Seventy-Five Million Dollars ($75,000,000) (collectively, the "Notes" and individually, a "Note"); and

        WHEREAS, the Company, Oliver Rubber Company ("Oliver"), Holm Industries, Inc. ("Holm"), 5 Rubber Corporation ("5 Rubber"), and The Standard Products Funding Corporation, a Delaware corporation and a wholly owned subsidiary of the Company (the "Receivables Subsidiary"), desire to enter into a Purchase and Sale Agreement that will provide, among other matters, for: the sale by the Company, Oliver, Holm and 5 Rubber (each an "Originator"), and the purchase by the Receivables Subsidiary, of all the receivables and related assets ("Receivables") then and thereafter owned by the Originators at a purchase price equal to the face amount thereof less certain discounts (including program and other expenses); a portion of the purchase price owed by the Receivables Subsidiary for the Receivables purchased from the Originators to be payable in the form of a promissory note; and the Originators to borrow money from time to time from the Receivables Subsidiary; and

        WHEREAS, the Company and the Receivables Subsidiary desire to enter into a Receivables Purchase Agreement among the Receivables Subsidiary, the Company, Clipper Receivables Corporation, State Street Boston Capital Corporation and National City Bank that will provide, among other matters, for: the sale by the Receivables Subsidiary, and the purchase by Clipper Receivables Corporation, of interests in the Receivables purchased from the Originators at a purchase price equal to the face amount thereof less certain discounts (including reserves), representations and warranties by the Company and the Receivables Subsidiary; affirmative and negative covenants of the Company and the Receivables Subsidiary, including certain reporting requirements and financial covenants of the Receivables Subsidiary and of the Company and its subsidiaries; the appointment of the Company as


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Master Servicer to collect the Receivables; the grant of a security interest in the Receivables; liquidation events; and indemnification obligations of the Company and the Receivables Subsidiary; and

        WHEREAS, the parties desire to amend the Notes;

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

        1.   Effect of Amendment; Definitions.

        Each Note shall be and hereby is amended as provided in Section 2 hereof. Except as expressly amended in Section 2 hereof, each Note shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used therein, the terms "Note", "this Note", "herein", "hereinafter", "hereto", "hereof", and words of similar import shall, unless the context otherwise requires, mean each Note as amended and modified by this Amendment. Capitalized terms used but not defined in this Amendment (including the recitals hereto) shall have the meanings given to them in the Notes.

        2.  Amendment.

        (A) Section 8.4 of each Note is hereby amended by inserting the following at the end of the first paragraph thereof:

        "; provided, however, that at any time that the Company or any Subsidiary has outstanding any Receivables Obligations the foregoing aggregate principal amount of Priority Indebtedness shall not exceed 16% of Stockholders' Equity; and provided, further, in the event that the most recent consolidated balance sheet of the Company and its Subsidiaries provided hereunder reflect amounts due as a receivable from the Person that is owed such Receivables Obligations in an amount in excess of $10,000,000, such excess amount shall be treated as Priority Indebtedness for purposes of this Section 8.4 and shall be subject to the foregoing proviso."

        (B) Section 8.6(A)(i) of each Note is hereby deleted and the following is substituted therefor:

        "(i) if such sale or disposition is (a) in the ordinary course of business, (b) a sale or disposition of Receivables by the Company to a Subsidiary or by any Subsidiary to another Subsidiary, or (c) a sale or disposition of Receivables by a Subsidiary to any Person, whether such sale is with or without recourse, if the obligations of such Subsidiary to the purchaser thereof in respect of such sale or disposition are Receivables Obligations of that


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        Subsidiary, but only to the extent those Receivables
        Obligations do not exceed the Receivables obligations Cap or"

        (C) Section 8.6(A)(x) of each Note is hereby deleted and the following is substituted, therefor:

        "(x) the aggregate book value of all such sales or dispositions (on a consolidated basis) (1) during the most recent 12-month accounting period would exceed (iii) 15% of Total Assets or (iv) if during that 12-month accounting period the Company or any Subsidiary has outstanding any Receivables Obligations, 10% of Total Assets, in either case as computed at the end of the most recent quarter preceding such sale or (2) since the Closing Date would exceed (v) 25% of Total Assets or (vi) if the Company or any Subsidiary has outstanding any Receivables Obligations, 20% of Total Assets, in either case as computed at the end of the most recent fiscal year preceding such sale or".

        (D) Section 8.7 of each Note is hereby deleted and the following is substituted therefor:

        "8.7. Intercompany Indebtedness. The Company will not create, incur, assume or guarantee, or otherwise become or be liable in respect of, any Indebtedness in an aggregate principal amount in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000) owing to any Subsidiary or Affiliate, unless such Indebtedness in excess of that amount is unsecured and is subordinated and junior in right of payment to the Notes on substantially the terms set forth in Exhibit 8.7 attached hereto."

        (E) Section 10 of each Note is hereby amended as follows:

            1. The definition of Leverage is amended by deleting the following phrase on the tenth and eleventh lines thereof: "for Borrowed Money to the extent specified in clause (a) above plus the Stockholder's Equity, all".

            2. The definition of Indebtedness is amended by inserting the following at the end of that definition:

            "provided, however, that there shall be excluded from the definition of Indebtedness any Receivables Obligations."

            3. The definition of Priority Indebtedness is amended by inserting the following at the end of that definition:

            ", other than any Indebtedness of any Subsidiary to another Subsidiary."


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            4.   The following definitions are inserted in alphabetical order:

            "Receivables" means any right to payment from a Person, whether constituting an account, chattel paper, instrument or general intangible, arising from the sale of merchandise or provision of services by the Company or any Subsidiary, and includes the right to payment of any interest or finance charges and other obligations of such Person with respect thereto, together with the following: (a) all rights to, but not any obligations under, all related contracts or agreements pursuant to or under which such Person is obligated to make payments with respect to the sale of goods or provision of services; (b) all security interests, liens, guarantees, and other agreements or arrangements of any nature whatsoever from time to time supporting or securing any such right to payment; (c) all books and records evidencing or otherwise relating to the foregoing; and (d) all collections and other proceeds, including insurance policies, relating to any of the foregoing.

            "Receivables Obligations Cap" means, with respect to the portion of the Receivables Obligations that would correspond to principal if those Receivables Obligations were treated as indebtedness for purposes of generally accepted accounting principles, an amount equal to Fifty Million Dollars ($50,000,000), which amount may be increased by Five Million Dollars ($5,000,000) during each fiscal year of the Company commencing July 1, 1996 and July 1, 1997 so long as no Event of Default has occurred and is continuing at the time of that increase.

            "Receivables Obligations" means any obligation of a Subsidiary arising from the sale by that Subsidiary of Receivables to any other Person, whether on a recourse or nonrecourse basis, that for purposes of GAAP is not classified upon the balance sheet of that Subsidiary as a liability of that Subsidiary.

            3.   Miscellaneous.

            (a) This Amendment shall he construed in accordance with and governed by the laws of the State of Ohio, without reference to principles of conflicts of law.

            (b) This Amendment may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

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        IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers as of the day and year first above written.

                                        THE STANDARD PRODUCTS COMPANY

                                        By: /s/ Charles F. Nagy
                                           ------------------------------
                                        Title:
                                              ---------------------------

                                        METROPOLITAN LIFE INSURANCE COMPANY

                                        By:  /s/ Robert Bodett
                                           ------------------------------
                                        Title:  Assistant Vice President
                                              ---------------------------


                                        METROPOLITAN PROPERTY AND CASUALTY
                                            INSURANCE COMPANY

                                        By:  /s/ Robert J. Noll
                                           ------------------------------
                                        Title:
                                              ---------------------------

                                        METROPOLITAN INSURANCE AND ANNUITY
                                            COMPANY


                                        By:  /s/ Anthony J. Williamson
                                           ------------------------------
                                        Title:
                                              ---------------------------



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